Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to Ordinary Shares of 20 20/21 US cents each of Vodafone Group Public Limited Company is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated this 26th day of August 2026.

Vega SAS

By:	/s/ Xavier Niel
Name: Xavier Niel
Title: President of Maya SAS, itself President of Vega SAS

Maya SAS

By:	/s/ Xavier Niel
Name: Xavier Niel
Title: President

By:	/s/ Xavier Niel
Xavier Niel

By:	/s/ Jules Niel
Jules Niel

By:	/s/ John Niel
John Niel

By:	/s/ Xavier Niel
Xavier Niel, Attorney-in-Fact, for and on behalf of as Parent/Guardian of Elisa Niel

By:	/s/ Xavier Niel
Xavier Niel, Attorney-in-Fact, for and on behalf of as Parent/Guardian of Joseph Niel